UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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☐	Preliminary Proxy Statement.	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2)).
☒	Definitive Proxy Statement.
☐	Definitive Additional Materials.
☐	Soliciting Material Pursuant to §240.14a-12.

AMERICAN TOWER CORPORATION

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 29, 2006

Dear Stockholder:

It is a pleasure to invite you to our 2006 Annual Meeting in Boston, Massachusetts on Thursday, May 11, 2006 at 11:00 a.m., local time, at the offices of Edwards Angell Palmer & Dodge LLP, 20th Floor, 111 Huntington Avenue, Boston, Massachusetts 02199. We have included the official notice of meeting, proxy statement and form of proxy with this letter. The proxy statement describes in detail the matters listed in the notice of meeting.

The vote of every stockholder is important. Therefore, I urge you to sign and date the enclosed proxy card and promptly return it in the enclosed envelope so that your shares will be represented at the meeting. Alternatively, you may also vote your shares over the Internet. Please refer to the enclosed proxy card for detailed instructions. You may withdraw your proxy and vote in person at the meeting if you wish to do so.

Your Board of Directors and management look forward to greeting those of you who are able to attend.

Sincerely,

James D. Taiclet, Jr.
Chairman of the Board, President and Chief Executive Officer

AMERICAN TOWER CORPORATION

116 Huntington Avenue

Boston, Massachusetts 02116

NOTICE OF 2006 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 11, 2006

To the Stockholders:

The 2006 Annual Meeting of Stockholders of American Tower Corporation, a Delaware corporation, will be held at the offices of Edwards Angell Palmer & Dodge LLP, 20th Floor, 111 Huntington Avenue, Boston, Massachusetts 02199 on Thursday, May 11, 2006 at 11:00 a.m., local time, to consider and act upon the following matters:

1.	To elect seven Directors for the ensuing year or until their successors are elected and qualified;

2.	To ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2006; and

3.	To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

Stockholders of record at the close of business on March 23, 2006 are entitled to notice of, and to vote at, the Annual Meeting. Our stock transfer books will remain open for the transfer of our Class A common stock. For a period of ten days prior to the Annual Meeting, a complete list of the stockholders entitled to vote at the Annual Meeting will be available at our principal executive offices for inspection by any stockholder of record for any purpose germane to the Annual Meeting.

By order of the Board of Directors,

William H. Hess Executive Vice President, General Counsel and Secretary

Boston, Massachusetts

March 29, 2006

WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE

COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND PROMPTLY MAIL THE

PROXY CARD IN THE ENCLOSED ENVELOPE IN ORDER TO ASSURE REPRESENTATION OF

YOUR SHARES AT THE ANNUAL MEETING. NO POSTAGE IS NECESSARY IF THE PROXY

CARD IS MAILED WITHIN THE UNITED STATES. ALTERNATIVELY, PLEASE VOTE OVER

THE INTERNET BY FOLLOWING THE INSTRUCTIONS ON THE ENCLOSED PROXY CARD.

AMERICAN TOWER CORPORATION

116 Huntington Avenue

Boston, Massachusetts 02116

PROXY STATEMENT

FOR THE 2006 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 11, 2006

GENERAL INFORMATION

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of American Tower Corporation, a Delaware corporation, for use at the 2006 Annual Meeting of Stockholders to be held on May 11, 2006, or any adjournments or postponements thereof.

We are mailing this Proxy Statement together with our Annual Report to Stockholders for the year ended December 31, 2005, on or about April 4, 2006. Our Annual Report to Stockholders includes a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2005, as filed with the Securities and Exchange Commission, or SEC, on March 15, 2006, except that exhibits are excluded.

Record Date, Voting Rights and Outstanding Shares

The Board of Directors has fixed March 23, 2006, as the record date for determining holders of our Class A common stock who are entitled to vote at the Annual Meeting.

With respect to the matters submitted for vote at the Annual Meeting, each share of Class A common stock is entitled to one vote. On March 23, 2006, there were 420,969,468 shares of our Class A common stock outstanding and entitled to vote. In August 2005, we completed our merger with SpectraSite, Inc. (SpectraSite), whereby each share of SpectraSite common stock was converted into the right to receive 3.575 shares of our Class A common stock. Accordingly, all former stockholders of SpectraSite who hold shares on the record date are entitled to vote at the Annual Meeting.

The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the shares of Class A common stock issued and outstanding on March 23, 2006, will constitute a quorum for the transaction of business. We will count votes withheld, abstentions and broker non-votes for purposes of determining the presence or absence of a quorum for the transaction of business at the Annual Meeting.

Stockholders who do not attend the Annual Meeting in person may submit proxies by mail or over the Internet. Proxies in the enclosed form and proxies properly submitted over the Internet, if received in time for voting and not revoked, will be voted at the Annual Meeting in accordance with the instructions contained therein. If no instructions are indicated, the shares represented by the proxy will be voted:

•	FOR the election of the Director nominees named herein;

•	FOR the ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2006; and

•	In accordance with the judgment of the proxy holders as to any other matter that may be properly brought before the Annual Meeting, or any adjournments or postponements thereof.

We will not count shares that abstain from voting on a particular matter, and shares held in “street name” by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote the shares as to a particular matter (“broker non-votes”), as votes in favor of such matter. We will also not count them as votes cast or shares voting on such matter. Accordingly, abstentions and broker non-votes will have no effect on the outcome of voting on proposal 1, election of directors, and proposal 2, ratification of the selection of our independent registered public accounting firm.

Voting of Proxies

You may vote by any one of the following means:

•	by mail;

•	over the Internet; or

•	in person, at the Annual Meeting.

To vote by mail, sign, date and complete the enclosed proxy card and return it in the enclosed self-addressed envelope. No postage is necessary if the proxy card is mailed in the United States. Instructions for voting over the Internet can be found on your proxy card. If you hold your shares through a bank, broker or other nominee, they will give you separate instructions for voting your shares.

Revocability of Proxies

Any stockholder giving a proxy has the power to revoke it at any time before it is exercised. You may revoke the proxy by filing an instrument of revocation or a duly executed proxy bearing a later date with our Secretary, at our principal executive offices, 116 Huntington Avenue, Boston, Massachusetts 02116. You may revoke a proxy submitted over the Internet and submit a new proxy in its place in accordance with the instructions set forth on the Internet voting website. You may also revoke a proxy by attending the Annual Meeting and voting in person. If not revoked, we will vote the proxy at the Annual Meeting in accordance with your instructions indicated on the proxy card or, if submitted over the Internet, as indicated on the submission.

Solicitation

We will bear all costs of solicitation of proxies. In addition to solicitations by mail, our Directors, officers and regular employees, without additional remuneration, may solicit proxies by telephone, telecopy and personal interviews. We will request brokers, banks, custodians and other fiduciaries to forward proxy soliciting material to the beneficial owners of stock they hold of record. We will reimburse them for their reasonable out-of-pocket expenses incurred in connection with the distribution of the proxy materials. In addition, we may retain a professional solicitor to solicit proxies from banks, brokers, nominees and intermediaries. If we retain a solicitor, we expect to pay approximately $5,000 for any such services, plus reasonable out-of-pocket expenses.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information known to us as of March 23, 2006, with respect to the shares of Class A common stock that are beneficially owned as of such date by:

•	each Director;

•	our Chief Executive Officer during the fiscal year ended December 31, 2005, and the four other most highly compensated executive officers who were serving as executive officers on December 31, 2005, whom we refer to collectively as the Named Executive Officers;

•	all Directors and executive officers as a group; and

•	each person known by us to beneficially own more than 5% of our outstanding Class A common stock.

We determined the number of shares of Class A common stock beneficially owned by each person under rules promulgated by the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power and also any shares which the individual or entity had the right to acquire within sixty days of March 23, 2006 through the exercise of an option, conversion feature or similar right. We refer to these options or rights as Presently Exercisable Options. All percentages are based on the shares of Class A common stock outstanding as of March 23, 2006. Except as noted below, each holder has sole voting and investment power with respect to all shares of Class A common stock listed as owned by that holder.

Name and Address of Beneficial Owner	Number of Shares	Percent of Class A Common Stock
Directors and Named Executive Officers
James D. Taiclet, Jr. (1)	864,252	*
Paul M. Albert, Jr. (2)	55,795	*
Raymond P. Dolan (3)	55,000	*
J. Michael Gearon, Jr. (4)	1,193,760	*
William H. Hess (5)	225,980	*
Carolyn F. Katz (6)	45,000	*
Gustavo Lara Cantu (7)	37,100	*
Fred R. Lummis (8)	534,899	*
Steven J. Moskowitz (9)	1,070,500	*
Pamela D.A. Reeve (10)	62,500	*
Bradley E. Singer (11)	912,506	*
Samme L. Thompson (12)	18,258	*
All executive officers and Directors as a group (13 persons) (13)	5,075,550	1.2%
Five Percent Stockholders
FMR Corp. (14)	42,542,217	10.1%

*Less than 1%

(1)	Includes 8,000 shares of Class A common stock owned by Mr. Taiclet and Presently Exercisable Options to purchase an aggregate of 856,252 shares of Class A common stock.

(2)	Includes 2,895 shares of Class A common stock owned by Mr. Albert and Presently Exercisable Options to purchase an aggregate of 52,900 shares of Class A common stock.

(3)	Includes Presently Exercisable Options to purchase an aggregate of 55,000 shares of Class A common stock.

(4)

Includes 40,745 shares of Class A common stock owned by Mr. Gearon directly, an aggregate of 38,059 shares of Class A common stock owned by limited partnerships controlled by Mr. Gearon, and Presently Exercisable Options to purchase an aggregate of 1,114,956 shares of Class A common stock. Does not include 520,799 shares of Class A common stock held by a trust for the benefit of Mr. Gearon’s children, of which J. Michael Gearon, Sr. is the trustee. Mr. Gearon disclaims beneficial ownership in all shares owned by such trust.

(5)	Includes 23,477 shares of Class A common stock owned by Mr. Hess and Presently Exercisable Options to purchase an aggregate of 202,503 shares of Class A common stock.

(6)	Includes Presently Exercisable Options to purchase an aggregate of 45,000 shares of Class A common stock.

(7)	Includes 2,100 shares of Class A common stock owned by Mr. Lara and Presently Exercisable Options to purchase an aggregate of 35,000 shares of Class A common stock.

(8)	Includes 311,147 shares of Class A common stock owned by Mr. Lummis directly, an aggregate of 96,252 shares of Class A common stock owned by trusts of which he is trustee and Presently Exercisable Options to purchase an aggregate of 127,500 shares of Class A common stock. Mr. Lummis disclaims beneficial ownership of all shares owned by the trusts, except to the extent of his pecuniary interest therein.

(9)	Includes 3,000 shares of Class A common stock owned by Mr. Moskowitz and Presently Exercisable Options to purchase an aggregate of 1,067,500 shares of Class A common stock.

(10)	Includes Presently Exercisable Options to purchase an aggregate of 62,500 shares of Class A common stock.

(11)	Includes 5,000 shares of Class A common stock owned by Mr. Singer and Presently Exercisable Options to purchase an aggregate of 907,506 shares of Class A common stock.

(12)	Includes 8,258 shares of Class A common stock owned by Mr. Thompson and Presently Exercisable Options to purchase an aggregate of 10,000 shares of Class A common stock.

(13)	Includes Presently Exercisable Options to purchase an aggregate of 4,536,617 shares of Class A common stock.

(14)	The address of FMR Corp. (FMR) is 82 Devonshire Street, Boston, Massachusetts 02109. Based on FMR’s Schedule 13G/A filed February 14, 2006, FMR has sole voting power over 5,640,803 shares of Class A common stock and sole dispositive power over 42,542,217 shares of Class A common stock. Edward C. Johnson 3d, Chairman of FMR, has sole voting power over 946,900 of these shares and sole dispositive power over 40,198,043 of these shares. FMR’s Schedule 13G/A indicates that certain subsidiaries and affiliates of FMR are considered beneficial owners of such shares, as set forth below. Fidelity Management & Research Company, a wholly owned subsidiary of FMR, is the beneficial owner of 39,251,143 shares of Class A common stock (includes 1,567,032 shares of Class A common stock that may be acquired through the conversion of the Company’s 3.25% convertible notes). Fidelity Management Trust Company, a wholly owned subsidiary of FMR, is the beneficial owner of 946,900 shares of Class A common stock. Strategic Advisors, Inc., a wholly owned subsidiary of FMR, is the beneficial owner of 71 shares of Class A common stock. Fidelity International Limited (FIL), who provides management services for certain investors, is the beneficial owner of 2,344,103 shares of Class A common stock. FMR and FIL filed the Schedule 13G/A as if they own such shares on a joint basis.

PROPOSAL 1

ELECTION OF DIRECTORS

Under the Company’s By-laws, the number of members of the Company’s Board of Directors is fixed from time to time by the Board of Directors, but may be increased or decreased either by the stockholders or by the majority of Directors then in office. We currently have eight Directors serving on our Board of Directors.

Of our eight current Directors, seven are standing for re-election at the Annual Meeting. One of our current Board members, Mr. Albert, is not standing for re-election, and his term will expire at the Annual Meeting. The Board of Directors has nominated for election as Directors at the Annual Meeting the seven Directors listed below. Mr. Thompson is the only nominee for Director standing for election by the Company’s stockholders for the first time. Mr. Thompson previously served on the Board of Directors of SpectraSite and joined our Board in connection with our merger with SpectraSite in August 2005. All of the Directors nominated for election at the Annual Meeting were recommended for nomination to the Board of Directors by the Nominating and Corporate Governance Committee.

Directors elected at the Annual Meeting will hold office until the 2007 Annual Meeting or until their successors are elected and qualified, subject to earlier retirement, resignation or removal. If any of the nominees become unavailable to serve, we will vote the shares represented by proxies for the election of such other person as the Board of Directors may recommend. Unless otherwise instructed, we will vote all proxies we receive FOR the nominees listed below.

Required Vote

The election of Directors requires a plurality of the votes properly cast by or on behalf of the holders of Class A common stock at the Annual Meeting.

The Board of Directors recommends that you vote FOR the election of each of the nominees listed below to serve as our Directors until the next Annual Meeting or until their successors are duly elected and qualified.

Set forth below are the name and age of each Director, his or her principal occupation and business experience during the past five years and the names of other publicly traded companies of which he or she served as a Director, each as of March 23, 2006.

Nominee	Principal Occupations and Business Experience During the Past Five Years
James D. Taiclet, Jr. Age 45	Mr. Taiclet is our Chairman, President and Chief Executive Officer. Mr. Taiclet has been a Director since November 2003 and Chairman of the Board of Directors since February 2004. Mr. Taiclet joined American Tower in September 2001 as President and Chief Operating Officer and was named our Chief Executive Officer in October 2003. Prior to joining us, Mr. Taiclet had been President of Honeywell Aerospace Services, a part of Honeywell International, since March 1999. From March 1996 until March 1999, Mr. Taiclet served as Vice President, Engine Services at Pratt & Whitney, a unit of United Technologies Corporation. Mr. Taiclet was also previously a consultant at McKinsey & Company, specializing in telecommunications and aerospace.

Raymond P. Dolan Age 48	Mr. Dolan has been a Director and member of the Compensation Committee since February 2003. In January 2004, Mr. Dolan was appointed to the Nominating and Corporate Governance Committee, and in February 2005, he was appointed the Chairperson. Mr. Dolan is the Chief Executive Officer of QUALCOMM Flarion Technologies. Mr. Dolan had been Chairman and Chief Executive Officer of Flarion Technologies, Inc., a provider of mobile broadband communications systems, since May 2000, until its acquisition by QUALCOMM in January 2006. From 1996 until May 2000, Mr. Dolan was Chief Operating Officer of NextWave Telecom. Prior to joining NextWave, he was Executive Vice President of Marketing for Bell Atlantic/NYNEX Mobile.

Nominee	Principal Occupations and Business Experience During the Past Five Years
Carolyn F. Katz Age 44	Ms. Katz has been a Director since February 2004 and was appointed to the Compensation Committee and the Audit Committee in April 2004. Since December 2001, Ms. Katz has been a consultant providing financial and strategic analysis for telecommunications companies. From May 2000 to October 2001, Ms. Katz served as a principal of Providence Equity Partners Inc., a private investment firm specializing in equity investments in telecommunications and media companies. From July 1984 to April 2000, Ms. Katz was employed by Goldman, Sachs & Co., most recently as a Managing Director and co-head of Emerging Communications. Ms. Katz currently serves on the board of directors of NII Holdings, Inc.

Gustavo Lara Cantu Age 56	Mr. Lara has been a Director since November 2004 and was appointed to our Nominating and Corporate Governance Committee in February 2005. Mr. Lara most recently served as Chief Executive Officer of the Monsanto Company’s Latin America North division, a position he retired from in 2004. Prior to his retirement, Mr. Lara had worked for the Monsanto Company in various capacities for over 24 years.

Fred R. Lummis Age 52	Mr. Lummis has been a Director and member of the Audit Committee since our merger with American Tower Corporation (Old ATC), an unaffiliated company, in June 1998 and was appointed Chairperson of the Audit Committee in May 2001. In April 2004, Mr. Lummis was appointed to the Nominating and Corporate Governance Committee. Mr. Lummis was the Chairman, Chief Executive Officer and President of Old ATC from September 1994 through June 1998. From June 1998 until early 2000, Mr. Lummis served as the Chairman, President and Chief Executive Officer of Advantage Outdoor Company, L.P. Mr. Lummis has been the Managing Director of The CapStreet Group, LLC since May 2000 and the President of Summit Capital, Inc., a private investment firm, since June 1990.

Pamela D.A. Reeve Age 56	Ms. Reeve has been a Director since March 2002, and the Lead Director of the Board since May 2004. Ms. Reeve has been a member of the Audit Committee since August 2002, and in April 2004, Ms. Reeve was appointed to the Compensation Committee as the Chairperson. From August 2002 to February 2005, Ms. Reeve also served on the Nominating and Corporate Governance Committee. From November 1989 to August 2004, Ms. Reeve was the President and Chief Executive Officer and a director of Lightbridge, Inc., a global provider of mobile business solutions, offering products and services for the wireless telecommunications industry. Prior to joining Lightbridge in 1989, Ms. Reeve spent eleven years as a consultant and in a series of executive positions at the Boston Consulting Group, Inc. Ms. Reeve serves as a director of NMS Communications Corp.

Samme L. Thompson Age 60	Mr. Thompson has been a Director since August 2005. Mr. Thompson served as a director of SpectraSite from June 2004, until our merger with SpectraSite in August 2005. Beginning in 2002 to present, Mr. Thompson has served as the President of Telit Associates, Incorporated, a financial and strategic advisory firm. Mr. Thompson worked for Motorola, Inc. as Senior Vice President and Director, Strategy and Corporate Development from 1999 to 2002. Mr. Thompson has over 34 years of management experience and currently serves on the Board of Directors of USA Mobility, Inc.

CORPORATE GOVERNANCE

General

The role of our Board of Directors is to ensure that the Company is managed for the long-term benefit of our stockholders and other stakeholders. To fulfill this role, the Board has adopted corporate governance principles to assure full and complete compliance with all applicable corporate governance standards. In addition, the Board has established reporting protocols to ensure that the Board is informed regarding the Company’s activities and periodically reviews, and advises management with respect to, the Company’s annual operating plans and strategic initiatives.

During the past year, we have continued to review our corporate governance policies and practices and to compare them to those suggested by various authorities in corporate governance and the practices of other public companies. We have also continued to review guidance and interpretations provided by the SEC and the New York Stock Exchange, or NYSE.

You can access our current committee charters, Corporate Governance Guidelines and Code of Conduct in the “Investors” section of our website, www.americantower.com, or by writing to: American Tower Corporation, 116 Huntington Avenue, Boston, Massachusetts 02116, Attention: Investor Relations.

Annual Evaluation

Our Board of Directors conducts annual evaluations of its performance and that of each of its three standing committees. In 2005, the Board hired an independent consultant to design and implement a process for these self-evaluations. Using a set of prepared questions as a guide, the consultant conducted interview and discussion sessions with the members of each of the committees and the full Board. The information gathered in these sessions was compiled in a written report to our Nominating and Corporate Governance Committee, which used these results to review and assess the Board’s composition, responsibilities, structure, processes and effectiveness. We expect to carry out similar Board and committee self-evaluations in 2006.

Orientation and Education

Upon joining our Board of Directors, we generally provide new Directors with an orientation regarding our Company history, our industry and our operations, as well as the role and responsibilities of our Board of Directors. As part of this orientation, new Directors have opportunities to meet with members of our senior management. We are also committed to the ongoing education of our Directors, and from time to time, conduct presentations to the Board of Directors regarding our business and our industry.

Determination of Independence

Under NYSE rules, a Director of the Company only qualifies as “independent” if the Board of Directors affirmatively determines that the Director has no material relationship with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company). The Board has established guidelines to assist it in determining whether a Director has a material relationship with the Company under NYSE rules. Under these guidelines, a Director is not considered to have a material relationship with the Company solely on the grounds that he or she:

•	is an executive officer or employee, or has an immediate family member who is an executive officer, of a company that makes payments to, or receives payments from, American Tower for property or services, unless the amount of such payments or receipts, in any of the three fiscal years preceding the determination, exceeded the greater of $1 million or two percent (2%) of such other company’s consolidated gross revenues; or

•	is an executive officer of another company which is indebted to American Tower, or to which American Tower is indebted, unless the total amount of either company’s indebtedness to the other is more than five percent (5%) of the total consolidated assets of the company for which he or she serves as an executive officer; or

•	is a director of another company that does business with American Tower, provided that he or she owns less than five percent (5%) of the outstanding capital stock of the other company and recuses himself or herself from any deliberations of American Tower with respect to such other company; or

•	serves as an executive officer of any tax-exempt organization, unless American Tower’s charitable contributions to the organization, in any of the three fiscal years preceding the determination, exceeded the greater of $1 million or 2% of such charitable organization’s consolidated gross revenues.

In addition, ownership of a significant amount of the Company’s stock, by itself, does not constitute a material relationship.

For relationships not covered by the guidelines set forth above, the determination of whether a material relationship exists is made by the other members of the Board who are independent (as defined above).

Based on their compliance with the guidelines established by the Board, the Board has determined that each of Messrs. Dolan, Lara, Lummis and Thompson and Messes. Katz and Reeve has no material relationship with the Company and is “independent” under Section 303A.02(b) of the NYSE listing standards. In making its assessment, the Board determined that each of Messrs. Lara and Lummis and Ms. Reeve had no relationship with the Company, other than being a director and/or stockholder. For each of Messrs. Dolan and Thompson and Ms. Katz, the Board determined that only immaterial relationships existed between the Director and the Company, as follows:

Mr. Dolan is an employee of a company that does business with American Tower. In January 2006, QUALCOMM Incorporated acquired Flarion Technologies, Inc., of which Mr. Dolan served as Chairman and Chief Executive Officer. In connection with the acquisition, Mr. Dolan became the Chief Executive Officer of QUALCOMM Flarion Technologies, Inc., a subsidiary of QUALCOMM. QUALCOMM is a customer of the Company. In accordance with the NYSE independence rules, Mr. Dolan recuses himself from deliberations of the Company’s Board with respect to QUALCOMM. In each of the last three years, payments to American Tower from QUALCOMM were less than the threshold of $1 million or 2% of QUALCOMM’s gross revenues.

Ms. Katz is a director of a company that does business with American Tower. Ms. Katz serves on the Board of Directors of NII Holdings, Inc. NII Holdings leases space on the Company’s towers in Mexico and Brazil, and the Company has purchased towers from NII Holdings in Mexico and Brazil. In accordance with the NYSE independence rules, Ms. Katz recuses herself from deliberations of the Company’s Board with respect to NII Holdings. During 2005, NII Holdings paid the Company an aggregate of approximately $36.0 million, representing approximately 3.8% of the Company’s 2005 total revenues and approximately 2.1% of NII Holdings’ 2005 total revenues. In addition, as of December 31, 2005, the Company had acquired an aggregate of 728 towers in Mexico and Brazil from NII Holdings for a total purchase price of approximately $122.2 million. Ms. Katz also served on the board of IWO Holdings, Inc., a customer of the Company, until October 2005, when IWO Holdings was acquired by Sprint Nextel. In addition, from 1984 to 2000, Ms. Katz worked for Goldman Sachs & Co., an investment bank, most recently as a Managing Director. Goldman Sachs & Co. has provided services to the Company in the past and may provide services to the Company in the future.

Mr. Thompson is a director of a company that does business with American Tower. Mr. Thompson serves on the Board of Directors of USA Mobility, Inc. USA Mobility leases space on the Company’s towers in the United States. In accordance with the NYSE independence rules, Mr. Thompson recuses himself from deliberations of the Company’s Board with respect to USA Mobility. During 2005, USA Mobility paid the Company an aggregate of approximately $19.9 million, representing approximately 2.1% of the Company’s 2005 total revenues and approximately 3.2% of USA Mobility’s 2005 total revenues.

Director Candidates

The Nominating and Corporate Governance Committee works with the Board of Directors on an annual basis to determine the appropriate characteristics, skills and experience of the Board as a whole and its individual members. The process followed by the Committee to identify and evaluate Director candidates includes requests to Board members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of the Committee and the Board of Directors. In considering whether to recommend any particular candidate for inclusion in the Board’s slate of recommended Director nominees, the Committee will apply the criteria set forth in the Company’s Corporate Governance Guidelines. These criteria include a candidate’s general understanding of marketing, finance and other elements relevant to the success of a large publicly traded company in today’s business environment, understanding of the Company’s business, and educational and professional background. The Committee evaluates each individual in the context of the Board as a whole, with the objective of recommending a group that can best perpetuate the success of the business and represent stockholder interests through the exercise of sound judgment using its diversity of experience in these various areas. In determining whether to recommend a Director for re-election, the Nominating and Governance Committee also considers the Director’s past attendance at meetings and participation in and contributions to the activities of the Board.

Stockholders may recommend individuals to the Nominating and Corporate Governance Committee for consideration as potential Director candidates by submitting their names, together with appropriate biographical information and background materials to Raymond P. Dolan, Chairperson of the Nominating and Corporate Governance Committee, c/o General Counsel, American Tower Corporation, 116 Huntington Avenue, Boston, Massachusetts 02116. Assuming that appropriate biographical and background material is provided for candidates recommended by stockholders, the Nominating and Corporate Governance Committee will evaluate those candidates by following substantially the same process, and applying substantially the same criteria, as for candidates submitted by Board members.

Communications from Stockholders and Other Interested Parties

The Board will give appropriate attention to written communications submitted by stockholders and other interested parties, and will respond if and as appropriate. Absent unusual circumstances or as otherwise contemplated by committee charters, the Chairperson of the Nominating and Corporate Governance Committee will, with the assistance of the Company’s General Counsel, (1) be primarily responsible for monitoring communications from stockholders and (2) provide copies or summaries of such communications to the other Directors as he or she considers appropriate. Communications will be forwarded to all Directors if they relate to substantive matters and include suggestions or comments that the Chairperson of the Nominating and Corporate Governance Committee considers to be important for the Directors to know. In general, communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than communications relating to personal grievances and matters covered by repetitive or duplicative communications.

Stockholders and other interested parties who wish to send communications on any topic to the Board should address such communications to Raymond P. Dolan, Chairperson of the Nominating and Corporate Governance Committee, c/o General Counsel, American Tower Corporation, 116 Huntington Avenue, Boston, Massachusetts 02116.

Board of Directors Meetings and Committees

During the fiscal year ended December 31, 2005, our Board held four regular meetings and eight special meetings by telephone. Each of the current Directors who was then in office attended at least 75% of the aggregate number of meetings of our Board and all of the committees on which that Director served. No Directors other than Mr. Taiclet attended our 2005 Annual Meeting of Stockholders. We encourage, but do not require, Directors to attend the annual stockholders meeting.

Ms. Reeve was appointed Lead Director in May 2004, and continues to serve the Board in this role. The Lead Director assists the Chairman in communicating with, and assigning tasks to, the other Board members. In addition, the Lead Director serves as chairperson of the Board’s executive sessions of “non-management” Directors, as defined under the rules of the NYSE. Executive sessions of non-management Directors are held at least four times a year, and any non-management Director can request that an additional executive session be scheduled.

The Board currently has three standing committees: the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee. Each Committee has a charter that has been approved by the Board. All of the current members of each of the Board’s three standing committees are independent as defined under the rules of the NYSE, including, in the case of all members of the Audit Committee, the additional independence requirements of Rule 10A-3 under the Securities Exchange Act of 1934 (the “Exchange Act”). The current membership of each committee, the number of meetings held by each committee during the fiscal year ended December 31, 2005, and other descriptive information is summarized below.

Director	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Paul M. Albert, Jr. (1)	X	–	–
Raymond P. Dolan	–	X	Chair
Carolyn F. Katz	X	X	–
Gustavo Lara Cantu	–	–	X
Fred R. Lummis	Chair	–	X
Pamela D.A. Reeve (2)	X	Chair	–
Samme L. Thompson	–	–	–
James D. Taiclet, Jr. (3)	–	–	–

Total meetings in fiscal 2005	11	8	5

(1)	Mr. Albert is not standing for re-election at the Annual Meeting.

(2)	Ms. Reeve is the Lead Director of the Board.

(3)	Mr. Taiclet is the Chairman of the Board, President and Chief Executive Officer and currently the sole employee Director of the Board.

Audit Committee. Our Audit Committee consists of Mr. Lummis (Chairperson), Mr. Albert, Ms. Katz and Ms. Reeve. Each of Mr. Lummis, Mr. Albert, Ms. Katz and Ms. Reeve is an “audit committee financial expert” under the rules of the SEC and has the accounting and/or related financial management expertise required under the rules of the NYSE. In addition, our Board of Directors has determined that each member of the Audit Committee is financially literate. None of the members serve on the audit committees of more than two other public companies. During the fiscal year ended December 31, 2005, the Audit Committee held 11 meetings. The meetings were designed to facilitate and encourage communications between members of the Audit Committee, our internal auditors, and our independent registered public accounting firm, Deloitte & Touche LLP. Our Audit Committee oversees management’s conduct of our financial reporting processes and meets privately, outside the presence of management, with our independent registered public accounting firm to discuss our internal accounting controls and policies and procedures. This includes the selection and evaluation of our independent registered public accounting firm, the oversight of our systems of internal accounting and financial controls, the review of the annual independent audit of our financial statements, the review of our financial disclosures, the review of the Company’s Code of Conduct, the establishment of “whistle-blowing” procedures, and the oversight of other compliance matters.

Compensation Committee. Our Compensation Committee consists of Ms. Reeve (Chairperson), Mr. Dolan and Ms. Katz. During the fiscal year ended December 31, 2005, the Compensation Committee held eight meetings. The primary responsibilities of the Compensation Committee are to assist the Board in establishing compensation policies for the Board and the Company’s executive officers, including approval of any employment agreements or arrangements with executive officers. The Compensation Committee also reviews and approves corporate goals and objectives relative to executive compensation, evaluates executive performance in light of those goals and objectives, and determines executive compensation levels based on this evaluation, including as it relates to the Company’s President and Chief Executive Officer. This committee also is responsible for administering the Company’s stock option plans and approving any proposed amendments or modifications to our Amended and Restated 1997 Stock Option Plan (the “Stock Option Plan”).

Nominating and Corporate Governance Committee. Our Nominating and Corporate Governance Committee consists of Mr. Dolan (Chairperson), Mr. Lara and Mr. Lummis. During the fiscal year ended December 31, 2005, the Nominating and Corporate Governance Committee held five meetings. This committee assists the Board by establishing performance criteria for the annual evaluation of the Board and its committees and overseeing the annual self-evaluation by Board members. This committee also assists in identifying and recommending qualified individuals to serve on the Board and its committees. In addition, this committee assists the Board in developing and recommending Corporate Governance Guidelines (including the appropriate size, composition and responsibilities of the Board and its committees), and generally advises the Board with respect to Board committee charters, composition and protocol.

Audit Committee Report

The Audit Committee of the Company’s Board of Directors acts under a written charter as amended and restated in February 2005. All members of the Audit Committee are independent Directors, as required by the Audit Committee Charter, and as defined by the rules of the NYSE and the SEC. The Audit Committee held 11 meetings during the fiscal year ended December 31, 2005.

The Audit Committee reviewed the Company’s audited financial statements for the fiscal year ended December 31, 2005 and discussed these financial statements with the Company’s management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. Management is responsible for the Company’s financial reporting process, including its system of internal controls, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles. The Company’s independent registered public accounting firm, Deloitte & Touche LLP, is responsible for performing an independent audit of the Company’s financial statements in accordance with standards of the Public Company Accounting Oversight Board (United States) and issuing a report on those financial statements and the effectiveness of the Company’s internal control over financial reporting, including management’s assessment of the effectiveness of the Company’s internal control over financial reporting. The Audit Committee’s responsibility is to monitor and review these processes. The Audit Committee also reviewed and discussed with Deloitte & Touche LLP the audited financial statements and the matters required by Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees).

The Company’s independent registered public accounting firm also provided the Audit Committee with the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). Independence Standards Board Standard No. 1 requires independent registered public accounting firms annually to disclose in writing all relationships that in the independent registered public accounting firm’s professional opinion may reasonably be thought to bear on independence, to confirm their independence and to engage in a discussion of independence. The Audit Committee also considered whether the independent registered public accounting firm’s provision of other, non-audit related services to the Company is compatible with maintaining such auditors’ independence.

Based on its discussions with management and the independent registered public accounting firm, and its review of information provided by management and the independent registered public accounting firm, the Audit Committee recommended to the Company’s Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005.

By the Audit Committee of the Board of Directors of American Tower Corporation.

AUDIT COMMITTEE

Fred R. Lummis, Chairperson

Paul M. Albert, Jr.

Carolyn F. Katz

Pamela D.A. Reeve

Independent Auditor Fees and Other Matters

The following table presents the aggregate fees billed for services rendered by Deloitte & Touche LLP for the fiscal years ended December 31, 2005 and 2004 (in thousands):

	2005	2004
Audit Fees	$3,080	$3,185
Audit Related Fees	655	72
Tax Fees	650	1,549

Total Fees	$4,385	$4,806

Audit Fees. These are fees related to professional services rendered in connection with the annual audit of our consolidated financial statements and internal control over financial reporting, the reviews of the consolidated financial statements performed in connection with each of our Quarterly Reports on Form 10-Q, services related to comfort letters and consents related to SEC and other registration statements, consultations regarding accounting and financial reporting and statutory audits required by foreign jurisdictions.

Audit Related Fees. These fees relate to professional services provided in connection with the (1) stand-alone audit of the consolidated financial statements of American Towers, Inc. (ATI) and certain borrower subsidiaries under the American Tower credit facility, (2) stand-alone audit of the consolidated financial statements of SpectraSite Communications, Inc. and certain borrower subsidiaries under the SpectraSite credit facility, (3) due diligence services performed in connection with strategic transactions, primarily the merger with SpectraSite, Inc., and (4) audits of our employee benefit plans.

Tax Fees. These fees include $550,000 and $552,000 for the years ended December 31, 2005 and 2004, respectively, for professional services related to tax return compliance and related matters. In addition, tax fees also include consulting services related to tax planning and advice and assistance with international tax matters of $100,000 and $247,000 for the years ended December 31, 2005 and 2004, respectively. For 2004 only, these fees also include $750,000 related to tax services performed in connection with our pending federal income tax refund claims with the Internal Revenue Service.

Audit Committee Pre-approval Policy and Procedures. The Audit Committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our independent registered public accounting firm. This policy provides that we will not engage our independent registered public accounting firm to render audit or non-audit services unless the service is specifically approved in advance by the Audit Committee or the engagement is entered into pursuant to one of the pre-approval procedures described below.

From time to time, the Audit Committee may pre-approve specified types of services that are expected to be provided to us by our independent registered public accounting firm during the next twelve months. Any such pre-approval is detailed as to the particular service or type of services to be provided. The Audit Committee may also delegate to any member of the Audit Committee the authority to approve any audit or non-audit services to be provided by our independent registered public accounting firm. Any approval of services by a member of the Audit Committee pursuant to this delegated authority is reported on at the next meeting of the Audit Committee.

The Audit Committee approved all of the services described above in accordance with its pre-approval policies and procedures.

Certain Relationships and Related Party Transactions

In April 2004, we repurchased an 8.8% interest in ATC Mexico Holding Corp., the subsidiary through which we conduct our Mexico operations (ATC Mexico), from J. Michael Gearon, Jr., President of American Tower International. In the first quarter of 2004, Mr. Gearon exercised his previously disclosed right to require the Company to purchase his interest in ATC Mexico. In consideration for his interest in ATC Mexico, we issued to Mr. Gearon 2,203,968 shares of our Class A common stock and paid $3.7 million in cash, representing 80% of the aggregate purchase price for Mr. Gearon’s interest. The 2,203,968 shares issued to Mr. Gearon had an aggregate market value on the date of issuance of $24.8 million. Payment of the remaining 20% of the purchase price of $7.3 million, plus interest, was contingent upon ATC Mexico satisfying certain performance criteria. In February 2005, our Board of Directors determined that the performance criteria had been satisfied, and we paid Mr. Gearon $7.7 million in cash. Our Board approved the determination of the fair market value of Mr. Gearon’s interest with the assistance of an independent financial advisor.

In October 2004, we repurchased a 3.2% interest in ATC Mexico from certain employees, including William H. Hess, our Executive Vice President and General Counsel. In the first quarter of 2004, these employees exercised options to purchase an aggregate of 318 shares of ATC Mexico under the ATC Mexico Stock Option Plan. In October 2004, these employees exercised their previously disclosed rights to require the Company to purchase their collective 3.2% interest in ATC Mexico. In consideration for their interests in ATC Mexico, we issued to these employees (including Mr. Hess) an aggregate of 1,155,678 shares of our Class A common stock, representing 80% of the aggregate purchase price for their collective interests. The 1,155,678 shares issued to these employees had an aggregate market value on the date of issuance of $18.5 million. Payment of the remaining 20% of the purchase price of 218,566 shares of Class A common stock was contingent upon ATC Mexico satisfying certain performance criteria. In February 2005, our Board of Directors determined that the performance criteria had been satisfied, and we issued to these employees (including Mr. Hess) an aggregate of 159,836 shares of our Class A common stock, net of 58,730 shares of Class A common stock retained by the Company to satisfy tax withholding obligations. On the date of issuance, the aggregate market value of these 218,566 shares was $3.9 million. Our Board approved the determination of the fair market value of the interests held by these employees with the assistance of an independent financial advisor.

In March 2004, we consummated a previously disclosed arrangement with Mr. Gearon pursuant to which he purchased an approximate 1.6% equity interest in ATC South America Holding Corp., the subsidiary through which we conduct our Brazil operations (ATC South America), for approximately $1.2 million in cash. The purchase price represented the fair market value of the interest on the date of the sale, as determined by the Board of Directors with the assistance of an independent financial advisor. Pursuant to the arrangement, Mr. Gearon could require us to purchase his interest in ATC South America, for its then fair market value, after December 31, 2004 or upon certain events as set forth in the stockholder agreement with Mr. Gearon. In October 2005, Mr. Gearon exercised this right to require us to repurchase his interest in ATC South America. In February 2006, our Board of Directors approved the determination of the fair market value of Mr. Gearon’s interest in ATC South America with the assistance of an independent financial advisor, and we expect to pay Mr. Gearon approximately $3.7 million in cash in consideration for his 1.6% interest in ATC South America.

As part of Mr. Gearon’s investment in ATC South America, the ATC South America Board of Directors also approved the formation of the ATC South America Stock Option Plan, which provides for the issuance of options to officers, employees, directors and consultants of ATC South America to purchase up to an aggregate 10.3% interest in ATC South America. In the first quarter of 2004, ATC South America granted options to purchase 6,024 shares of ATC South America common stock to officers and employees, including Messrs. Gearon and Hess, who received options to purchase an approximate 6.7% and 1.6% interest, respectively. The exercise price is $1,349 per share, which was determined to be the fair market value per share on the date of issuance based on an independent appraisal performed at our request. In October 2005, in connection with the exercise by Mr. Gearon of his right to require us to purchase his interest in ATC South America, these options vested in full and were exercised. Upon exercise of these options, the holders received 4,428 shares of ATC

South America, net of 1,596 shares retained by us to satisfy employee tax withholding obligations. These holders may require us to purchase their shares of ATC South America at their then fair market value six months following their issuance, which date will occur in April 2006. We anticipate that our repurchase obligation with respect to these shares in April 2006 will be approximately $19 million.

In March 2001, Mr. Hess, our Executive Vice President and General Counsel, received a $75,000 demand loan from us. Mr. Hess voluntarily repaid the loan in full in October 2005. The loan provided that interest would be payable only if the loan was demanded by us, at which time accrued interest would be payable at the prime rate.

In the fourth quarter of 2004, we entered into a consulting agreement with the brother of Mr. Gearon for the provision of implementation, development and deployment services on the Company’s projects in Brazil. Under the terms of the agreement, we agreed to pay the individual a consulting fee of $5,000 per month, plus expenses. During the year ended December 31, 2005, we paid $64,600 of fees under this agreement and the agreement was terminated.

COMPENSATION AND OTHER INFORMATION CONCERNING DIRECTORS AND OFFICERS

Director Compensation

In August 2005, we modified our standard compensatory arrangement with our non-employee Directors. We increased the annual retainer for serving on the Board from $40,000 to $50,000. In addition, we expanded the list of Directors who receive an additional $10,000 annual payment from each chairperson of the Audit Committee, Compensation Committee or Nominating and Corporate Governance Committee, to include the Lead Director of the Board and the Directors who serve as members of such Board committees. Total payments to any one Director for Board and committee service are capped at $70,000 per year. Directors are also eligible to receive options to purchase shares of the Company’s Class A common stock. We typically grant each new Director a fully vested option to purchase 25,000 shares of the Company’s Class A common stock in the year that they are elected to the Board. Thereafter, the Company typically grants each Director annually a fully vested option to purchase 10,000 shares of the Company’s Class A common stock.

In deciding to increase the compensation of our non-employee Directors, the Compensation Committee considered the analysis performed by Pearl Meyer & Partners, a Clark Consulting Company (Pearl Meyer). As set forth in the Compensation Committee Report, the Compensation Committee retained the services of Pearl Meyer in 2005 to assist with the Committee’s review of Board and executive compensation. As part of this analysis, the Committee reviewed Board compensation practices of other companies in its peer group, and approved the changes set forth above.

The following table provides certain information concerning the compensation of our non-employee Directors in the fiscal year ended December 31, 2005:

Name	Annual Retainer	Committee / Lead Director Fees	Securities Underlying Option Grants (1)(2)
Paul M. Albert, Jr.	$50,000	$10,000	–
Raymond P. Dolan	50,000	20,000	10,000
Carolyn F. Katz	50,000	20,000	10,000
Gustavo Lara Cantu	50,000	10,000	25,000
Fred R. Lummis	50,000	20,000	10,000
Pamela D.A. Reeve	50,000	20,000	10,000
Samme L. Thompson	50,000	–	–

(1)	All of the option grants made to our non-employee Directors in 2005 were fully vested on the date of grant, had an exercise price equal to the fair market value of our Class A common stock on the date of grant and expire ten years from the date of grant. All of the option grants made to our non-employee Directors in 2005 were granted with respect to Board service for the year ended December 31, 2004. Mr. Lara’s option to purchase 25,000 shares of our Class A common stock was granted in connection with his election to the Board in November 2004.

(2)	Includes options granted during the year ended December 31, 2005. In March 2006, each of our non-employee Directors received an option to purchase 10,000 shares of our Class A common stock with respect to Board service for the year ended December 31, 2005. All of these option grants were fully vested on the date of grant, had an exercise price equal to the fair market value of our Class A common stock on the date of grant and expire ten years from the date of grant.

Executive Compensation

The following table provides certain information concerning compensation earned by each of the Named Executive Officers for the fiscal years ended December 31, 2005, 2004 and 2003:

Summary Compensation Table

Name	Annual Compensation				Long-Term Compensation	All Other Compensation (3)
	Year	Salary (1)	Bonus (2)	Other Annual Compensation	Securities Underlying Options
James D. Taiclet, Jr. (4)	2005	$726,000	$726,000	–	450,000	$21,386
Chairman of the Board,	2004	580,404	500,000	–	175,000	21,214
President and Chief Executive Officer	2003	550,000	185,000	–	375,000	16,040

Bradley E. Singer	2005	552,308	805,000	–	400,000	21,062
Chief Financial Officer and	2004	500,000	385,000	–	275,000	23,238
Treasurer	2003	575,000	175,000	–	275,000	22,436

J. Michael Gearon, Jr.	2005	447,577	360,000	–	125,000	23,521
President, American Tower	2004	412,500	250,000	–	290,000	16,074
International and Vice	2003	375,000	115,000	–	250,000	6,979
Chairman, American Tower Corporation

Steven J. Moskowitz (5)	2005	447,577	900,000	–	450,000	21,116
Executive Vice President and	2004	412,500	325,000	–	185,000	19,556
President, U.S. Tower Division	2003	375,000	145,000	–	275,000	15,760

William H. Hess	2005	347,538	500,000	–	170,000	27,198
Executive Vice President, General	2004	300,000	240,000	–	100,000	21,588
Counsel and Secretary	2003	275,000	110,000	–	100,000	10,172

(1)	Certain of the Named Executive Officers received a mid-year salary increase in August 2005, in connection with the completion of our merger with SpectraSite: (A) Mr. Singer’s annual base salary increased to $600,000; (b) Mr. Gearon’s and Mr. Moskowitz’s annual base salaries increased to $475,000; and (C) Mr. Hess’ annual base salary increased to $400,000. In March 2006, Mr. Taiclet’s annual base salary was increased to $835,000, retroactive to January 1, 2006. See “– Compensation Committee Report.”

(2)	The cash bonus awards set forth above include payments made in 2006 with respect to services performed in 2005, as well as special bonuses awarded to certain of the Named Executive Officers in August 2005, in connection with the completion of our merger with SpectraSite: (A) Mr. Singer received a special bonus of $300,000; (B) Mr. Moskowitz received a special bonus of $475,000; and (C) Mr. Hess received a special bonus of $200,000.

(3)	Included in this category are amounts paid with respect to the Named Executive Officers for: (A) matching contributions to our 401(k) plan; (B) imputed income for group term life insurance provided by the Company; (C) automobile expenses; and (D) for 2004 and 2005, parking expenses. Amounts for Messrs. Hess and Singer include original issue discount on an outstanding loan to Mr. Hess in 2004 and a portion of 2005, and to Mr. Singer in 2003.

(4)	Mr. Taiclet joined the Company in September 2001 as President and Chief Operating Officer. He was elected Chief Executive Officer in October 2003 and Chairman of the Board in February 2004.

(5)	Mr. Moskowitz was named Executive Vice President, U.S. Tower Division in January 2002 and named President of the U.S. Tower Division in October 2003. Mr. Moskowitz’s option awards in 2005 included an option to purchase 100,000 shares of our Class A common stock granted as part of a special bonus awarded in August 2005, in connection with the completion of our merger with SpectraSite.

Options Granted in 2005

The following table sets forth certain information relating to options granted in 2005 pursuant to our Stock Option Plan to the individuals named in the Summary Compensation Table above.

Option Grants in Last Fiscal Year

	Individual Grants				Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (4)
	Number of Securities Underlying Options Granted (1)	Percent of Total Options Granted To Employees in Fiscal 2005 (2)	Exercise Price Per Share (3)	Expiration Date
Name					5%	10%
James D. Taiclet, Jr. (5)	450,000	6.10%	$18.15	4/1/2015	$5,136,497	$13,016,892
Bradley E. Singer (5)	400,000	5.42%	18.15	4/1/2015	4,565,775	11,570,570
J. Michael Gearon, Jr. (5)	125,000	1.69%	18.15	4/1/2015	1,426,805	3,615,803
Steven J. Moskowitz (5)	350,000	4.74%	18.15	4/1/2015	3,995,053	10,124,249
	100,000	1.36%	22.20	8/8/2015	1,396,146	3,538,108
William H. Hess (5)	170,000	2.30%	18.15	4/1/2015	1,940,454	4,917,492

(1)	Includes options granted during the year ended December 31, 2005. We typically grant options to our employees, including our executive officers, as part of our annual employee performance review program conducted in February or March of each year. In March 2006, Messrs. Taiclet, Singer, Gearon, Moskowitz and Hess received option grants pursuant to our Stock Option Plan to purchase 500,000 shares, 450,000 shares, 125,000 shares, 400,000 shares and 175,000 shares of our Class A common stock, respectively, at an exercise price of $31.50 per share. See “— Compensation Committee Report.”

(2)	Based on options to purchase an aggregate of 7,380,054 shares granted to our employees and Directors pursuant to our Stock Option Plan during the year ended December 31, 2005.

(3)	The exercise price per share of each option was equal to the closing price of our Class A common stock on the NYSE on the date of grant.

(4)	The potential realizable value is calculated based on the term of option at the time of grant. Stock price appreciation of 5% and 10% is assumed pursuant to rules promulgated by the SEC and does not represent our prediction of stock price performance. The potential realizable values at 5% and 10% appreciation are calculated by assuming that the exercise price on the date of grant appreciates at the indicated rate for the entire term of the option and that the option is exercised at the exercise price and sold on the last day of its term at the appreciated price.

(5)	See “— Employment and Severance Agreements.”

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

The following table sets forth certain information relating to options exercised in 2005 and unexercised options as of December 31, 2005 that were granted pursuant to our Stock Option Plan (or outstanding with respect to options granted under predecessor plans) to the individuals referred to in the Summary Compensation Table above.

Aggregated Option Exercises in Last Fiscal Year

and Fiscal Year-End Option Values

	Shares Acquired on Exercise	Value Realized	Number of Securities Underlying Unexercised Options at December 31, 2005		Value of Unexercised In-the-Money Options at December 31, 2005 (1)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
James D. Taiclet, Jr.	99,998	$2,418,037	737,502	812,500	$14,552,240	$10,246,250
Bradley E. Singer	127,497	2,773,881	668,756	771,250	6,625,957	10,067,688
J. Michael Gearon, Jr. (2)	40,745	574,920	1,083,706	275,000	10,910,142	3,795,250
Steven J. Moskowitz	–	–	916,000	714,000	12,378,015	8,676,735
William H. Hess (2)	75,000	797,878	167,500	302,500	2,606,075	3,852,175

(1)	Based on the closing price of the Class A common stock on the NYSE on December 30, 2005 of $27.10 per share.

(2)	During 2004, ATC South America Holding Corp. (ATC South America), the subsidiary through which the Company conducts its operations in Brazil, granted to certain employees, including Messrs. Gearon and Hess, options to purchase common stock of ATC South America at an exercise price of $1,349 per share. In October 2005, these options were exercised, and Messrs. Gearon and Hess received 3,924 shares and 911 shares, respectively, of common stock of ATC South America. Based on the fair market value of the common stock of ATC South America, the value realized by Messrs. Gearon and Hess was approximately $11.5 million and $2.7 million, respectively. The employees holding shares of common stock of ATC South America, including Messrs. Gearon and Hess, may require the Company to purchase their interests in ATC South America six months following their issuance, which date will occur in April 2006. See “Corporate Governance – Certain Relationships and Related Party Transactions.”

Securities Authorized For Issuance Under Equity Compensation Plans

The following table provides information about the securities authorized for issuance under our equity compensation plans as of December 31, 2005:

Equity Compensation Plan Information

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted-average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (3)
Equity compensation plans/arrangements approved by the stockholders (1)	18,356,019	$15.18	18,516,984
Equity compensation plans/arrangements not approved by the stockholders (2)	N/A	N/A	N/A

Total	18,356,019		18,516,984

(1)	Includes our Stock Option Plan and our American Tower Corporation 2000 Employee Stock Purchase Plan (ESPP).

(2)	Excludes shares issuable upon outstanding options granted under equity compensation plans which we assumed in connection with various merger and acquisition transactions, including SpectraSite. In connection with the closing of our merger with SpectraSite in August 2005, we assumed options to purchase common stock of SpectraSite granted pursuant to the SpectraSite 2003 Equity Incentive Plan. At the closing, these options became exercisable for 9,878,295 shares of our Class A common stock at a weighted average exercise price of $5.54 per share. Of these options, options to purchase 2,047,008 shares of our Class A common stock remained outstanding as of December 31, 2005. No additional options are to be granted under the SpectraSite 2003 Equity Incentive Plan. In addition, the above table excludes an aggregate of 550 shares issuable upon exercise of outstanding options granted under other equity compensation plans which we assumed in connection with various merger and acquisition transactions. The weighted-average exercise price of the options under those assumed plans is $15.91. No additional options are to be granted under those assumed plans.

(3)	Includes 4,002,498 shares available for issuance under the ESPP and 14,514,486 shares available for grant under the Stock Option Plan as of December 31, 2005. The number of authorized shares under the Stock Option Plan is subject to annual increases based upon an evergreen provision. The evergreen provision provides that the number of shares authorized under the Stock Option Plan shall be increased annually by the lesser of: (a) the amount, if any, necessary so that the total shares authorized under the Stock Option Plan, including all past and future issuances, equals 12% of our outstanding Common Stock calculated based on a modified fully-diluted share basis on such date, or (b) a lesser amount as may be determined by our Board of Directors. This evergreen provision was approved by our stockholders at our Annual Meeting of Stockholders in May 2001.

Compensation Committee Report

The Compensation Committee of the Board provides overall guidance for the Company’s executive compensation policies and the administration of the Company’s Stock Option Plan. The current members of the Compensation Committee are Ms. Reeve (Chairperson), Mr. Dolan and Ms. Katz. Each of Messes. Reeve and Katz and Mr. Dolan is an independent Director as determined by our Board of Directors, based upon the NYSE listing standards. This report relates to the Company’s compensation policy for its executive officers, including the Named Executive Officers, for the year ended December 31, 2005.

Committee Charter

The Compensation Committee acts pursuant to a written charter that sets forth the purpose and scope of the Committee, as well as the responsibilities of the Committee. As set forth in its charter, the Committee’s responsibilities include, without limitation: (i) establishing compensation policies for Directors and executive officers; (ii) approval of any employment agreements or arrangements with executive officers; (iii) administration of the Stock Option Plan and approval of grants under the Stock Option Plan; and (iv) making recommendations regarding any other incentive compensation or equity-based plans. The Committee reviews its charter at least annually, and last revised its charter in February 2005. The charter is posted on the “Investors” section of the Company’s website, www.americantower.com.

Executive Compensation Policy

The Committee believes that the quality, capabilities and commitment of the Company’s executive officers are critical factors affecting the long-term value of the Company. Accordingly, the Company’s executive compensation policy is designed to:

•	attract, motivate and retain the highest quality executive officers;

•	reward those officers for superior performance; and

•	establish an appropriate relationship between executive pay and the creation of long-term stockholder value.

To achieve these goals, the Committee believes that total executive compensation should be balanced among the following components:

•	annual base salary;

•	performance bonus awards; and

•	long-term incentive compensation in the form of stock option grants under the Company’s Stock Option Plan.

The Company does not believe in providing extensive perquisites to its executive officers. As set forth in the Summary Compensation Table, “All Other Compensation” to the Company’s executive officers is limited to matching contributions to the Company’s 401(k) plan, group term life insurance and certain automobile expenses, including parking.

In establishing the total compensation package for each year, including appropriate measures for performance bonus awards, the Committee reviews compensation practices for executives in comparable positions at a peer group of other companies. This peer group may change from year to year depending on changes in the marketplace and the business focus of the Company, and generally will not correspond to the list of companies comprising the peer group used in the stock performance graph in this proxy statement. For 2005, the Committee considered a revised peer group, reflecting the Company’s larger size, revenues and market capitalization, as a result of the Company’s merger with SpectraSite. The peer group included the following companies: Archstone-Smith Trust, Boston Properties, Inc., Citizens Communications Company, Crown Castle International Corp., NII Holdings, Inc., NTL Incorporated, Scientific-Atlanta, Inc. and Vornado Realty Trust.

The Committee may also engage an executive compensation consulting firm to assist the Committee in its review of overall compensation packages for executive officers. As discussed above, in 2005, the Committee retained the services of Pearl Meyer to assist with its review. Based on this review, the Company generally targets initial compensation for all employees, including executive officers, at median levels for the peer group of companies. As employees and executive officers achieve and exceed performance objectives, their total compensation potential can increase above median levels.

The general policies and guidelines described above for the compensation of the Company’s executive officers also apply to the compensation determinations made with respect Mr. Taiclet, the Company’s President and Chief Executive Officer.

Annual Base Salaries

The base salaries of the Company’s executive officers, including the Company’s President and Chief Executive Officer, are reviewed on an annual basis, as well as at the time of a promotion or other change in responsibilities. Increases in annual base salary are based on an evaluation of the individual’s performance and level of pay compared to the Company’s peer group and general industry pay levels. In March 2005, the Company’s executive officers were granted merit increases, retroactive to January 1, 2005.

In 2005, the Committee’s determinations regarding executive compensation were influenced heavily by the Company’s merger with SpectraSite. As a result of the merger, the Company significantly increased the size of its operations, revenues and market capitalization. Given the impact of the merger on the Company and the Company’s management, including the extensive merger integration efforts and the responsibilities associated with leading the larger, combined company, the Committee approved increases in base salary for certain of the Company’s executive officers. Upon completion of the merger, the Committee increased the annual base salary of Mr. Singer, the Company’s Chief Financial Officer and Treasurer, from $520,000 to $600,000; increased the annual base salaries of Mr. Gearon, the President of American Tower International, and Mr. Moskowitz, the President of the Company’s U.S. Tower Division, from $429,000 to $475,000; and increased the annual base salary of Mr. Hess, the Company’s General Counsel and Secretary, from $312,000 to $400,000. In March 2006, in connection with its annual salary review, the Committee determined not to make subsequent increases to the salaries of Messrs. Singer, Gearon, Moskowitz or Hess.

The Committee did not increase the base salary of Mr. Taiclet in connection with the closing of the merger with SpectraSite, but rather waited until the annual review process to evaluate Mr. Taiclet’s compensation. In March 2006, as part of Mr. Taiclet’s annual performance review, the Committee approved an increase in Mr. Taiclet’s annual base salary from $726,000 to $835,000, retroactive to January 1, 2006. In setting Mr. Taiclet’s salary, the Committee considered Mr. Taiclet’s performance for 2005, and, among other things, the impact of the merger with SpectraSite. The Committee also considered Mr. Taiclet’s salary compared to that of chief executive officers of other companies in the Company’s peer group. Based on its review, the Committee set Mr. Taiclet’s base salary, which, taking into account the increase set forth above, was at a level slightly above the median for the Company’s peer group.

Performance Bonus Awards

In determining whether to award performance bonuses to Company executives, the Committee considers Company performance, as well as the performance of the individual executive. The Committee assesses the Company’s performance primarily based upon objective data concerning the Company’s financial performance in light of industry conditions and the Company’s performance compared to the performance of its competitors. In assessing the performance of executives individually, the Committee considers pre-determined performance goals for the Company and factors related to the contributions of each individual. Each year the Company conducts an extensive performance review program for all of its employees, including its executive officers. All Company employees are encouraged, and most are required, to conduct a self-assessment and to report on the accomplishment of their goals and objectives for the prior year. In addition, all employees are reviewed by their managers to assess their performance for the year. These performance reviews are considered by the Committee in making determinations with respect to executive compensation, and play a significant factor in determining performance bonuses. For the Company’s executive officers, including the President and Chief Executive Officer, input is compiled from both internal and external sources familiar with the executive officer’s performance and achievements.

The Committee also may consider other strategic achievements, including improved operating efficiencies and customer and employee satisfaction. As in prior years, the Committee’s final determination as to any executive officer’s performance for the year is based upon its assessment of the executive’s achievement of certain goals and objectives and his or her potential to enhance long-term stockholder value, and is not based upon rigid guidelines or formulas or short-term changes in the Company’s stock price.

Generally, if the Company meets its performance goals for the year and the executive meets his or her performance goals for the year, the executive would be eligible to receive a performance bonus equal to 50% of his annual base salary. This target bonus potential is subject to decrease if the Company and/or the executive fails to meet the established performance goals, and is subject to increase if the Company and/or the executive exceeds the established performance goals. In March 2006, the Committee determined that each of the executive officers exceeded his performance goals for the year ended December 31, 2005, and the Company, based on its operational performance, as well as the increase in its stock price, also exceeded its performance goals for the year. Accordingly, the Committee awarded a cash performance bonus to Mr. Taiclet of $726,000 (100% of base salary); a cash performance bonus to Mr. Singer of $505,000 (84% of base salary); a cash performance bonus to Mr. Gearon of $360,000 (76% of base salary); a cash performance bonus to Mr. Moskowitz of $425,000 (89% of base salary); and a cash performance bonus to Mr. Hess of $300,000 (75% of base salary).

In 2005, the Committee also awarded special one-time merger completion bonuses in connection with the closing of the Company’s merger with SpectraSite. In connection with the merger, the Company awarded special bonuses to key employees who were actively involved in pre-merger financial, legal and operational diligence activities, and for efforts associated with the merger integration. Given their roles in these activities, the Committee awarded each of Messrs. Singer, Hess and Moskowitz one-time special merger completion bonuses, including a bonus of $300,000 for Mr. Singer; a bonus of $200,000 for Mr. Hess; and a bonus consisting of $475,000 and an option to purchase 100,000 shares of Class A common stock for Mr. Moskowitz.

Long-Term Incentive Compensation

The Committee believes that including an equity-based compensation component as part of total executive compensation serves to align executive compensation with long-term stockholder value. By awarding executive officers options to purchase shares of the Company’s Class A common stock that vest over time, the Committee believes that the Company’s executive officers will have a continuing stake in the long-term success of the Company.

In April 2005, the Committee granted options to purchase shares of the Company’s Class A common stock to each of the executive officers, in connection with their annual performance review for 2004. The Committee approved option grants pursuant to the Company’s Stock Option Plan to Mr. Taiclet for 450,000 shares, to Mr. Singer for 400,000 shares, to Mr. Moskowitz for 350,000 shares, to Mr. Gearon for 125,000 shares, and to Mr. Hess for 170,000 shares. Each of these option grants vest 25% annually over four years, commencing one year from the date of grant. As discussed above, Mr. Moskowitz also received as part of his merger completion bonus in August 2005 an option to purchase 100,000 shares of Class A common stock. The option vests 50% annually over two years, commencing one year from the date of grant.

In determining the size of stock option grants to be awarded to executive officers, the Committee considers similar awards to individuals holding comparable positions in companies within the Company’s peer group and industry, overall Company performance and individual performance by the executive officer. In March 2006, in connection with the annual performance review of the Company’s executive officers, the Committee awarded option grants to each of the executive officers, based on their performance for the year ended December 31, 2005 and expected future contributions to the Company. The Committee approved option grants pursuant to the Company’s Stock Option Plan to Mr. Taiclet for 500,000 shares, to Mr. Singer for 450,000 shares, to Mr. Moskowitz for 400,000 shares, to Mr. Gearon for 125,000 shares, and to Mr. Hess for 175,000 shares. Each of these option grants vest 25% annually over four years, commencing one year from the date of grant.

Employment and Other Agreements with Executive Officers

In order to recruit and retain executive officers, the Company enters into employment and other agreements with its executive officers from time to time. All agreements and arrangements with Company executives are subject to review by the Committee. The Company has entered into letter agreements with each of Messrs. Taiclet, Singer, Gearon, Moskowitz and Hess, which establish initial base salaries and target cash bonus awards, as well as severance benefits. For a further description of these employment agreements, see “– Employment and Severance Arrangements.”

Compensation of the Chief Executive Officer

Pursuant to its charter, the Committee is responsible for the review and approval of corporate goals and objectives relative to compensation of the Company’s Chief Executive Officer, the evaluation of the performance of the Chief Executive Officer in light of those goals and objectives, and the determination of compensation for the Chief Executive Officer based on this evaluation. The general policies and guidelines described above for the compensation of the Company’s executive officers apply with respect to Mr. Taiclet, the Company’s President and Chief Executive Officer. As set forth above, in March 2006, as part of its annual performance review, the Committee approved an increase in Mr. Taiclet’s annual base salary from $726,000 to $835,000, a cash performance bonus of $726,000 (100% of base salary) and the grant of an option to purchase 500,000 shares of the Company’s Class A common stock. The Committee considered Mr. Taiclet’s performance and Company’s performance in making its compensation determinations. As discussed above, the Committee considered the Company’s operational performance, the increase in stock price, and the Company’s merger with SpectraSite, among other factors, in determining that these performance goals and objectives had been exceeded for 2005. In addition, the Committee also considered Mr. Taiclet’s salary compared to that of chief executive officers of other companies in the Company’s peer group in determining his overall compensation.

Deductibility of Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows a tax deduction to public companies for certain compensation in excess of $1 million paid in any year to a company’s chief executive officer and the four other most highly compensated officers. Certain compensation, including qualified performance based compensation, will not be subject to the deduction limitation if certain requirements are met. Although the Committee has not adopted any specific policy with respect to the application of Section 162(m), the Committee generally seeks to structure any long-term incentive compensation granted to the Company’s executive officers in a manner that is intended to avoid disallowance of deductions under Section 162(m).

COMPENSATION COMMITTEE

Pamela D. A. Reeve, Chairperson

Raymond P. Dolan

Carolyn F. Katz

Employment and Severance Arrangements

In November 2003 and February 2004 (with respect to Mr. Gearon), we entered into letter agreements with each of Messrs. Gearon, Hess, Moskowitz and Singer relating to their employment with the Company. Pursuant to each letter agreement, we are required to provide severance benefits to the applicable executive officer if such officer is terminated “without cause” or terminates his employment for “good reason,” as such terms are defined in the letter agreement. If such a termination occurs, the executive is entitled to receive the following severance benefits: (1) bi-weekly payment of his then current salary for eighteen months following the date of termination, (2) a prorated target cash bonus for the year of termination, (3) continued health benefits for eighteen months following the date of termination (to run concurrent with COBRA coverage), and (4) a gross-up benefit to cover any taxes payable on the receipt of the severance benefits described in this paragraph pursuant to Sections 280G and 4999 of the Internal Revenue Code. In addition, each executive will be entitled to continued vesting and extension of the exercise period for any stock options held by the executive for the earlier of three years following the date of termination and the expiration of such options (except for Mr. Gearon, whose stock options will survive for the duration of the applicable vesting period unless he is terminated for cause). The foregoing severance benefits are contingent upon each executive signing a separation and release agreement in acceptable form, which would include customary non-competition and non-solicitation provisions restricting the executive’s right to engage in the communications infrastructure business or soliciting certain employees for a period of time following termination. In addition, the letter agreements provided for 2004 annual base salaries and target cash bonuses for 2004 of 40% of annual base compensation, which were increased by the Compensation Committee as described above, and standard perquisites and benefits, including a $1,000 per month automobile allowance and reimbursement for annual insurance premium of one automobile.

In August 2001, we entered into a letter agreement with Mr. Taiclet in connection with his joining the Company. Pursuant to that letter, we agreed to pay Mr. Taiclet an initial annual salary of $500,000 and an annual salary of $550,000 for 2002, with any subsequent salary increases to be determined by our Compensation Committee. In 2002, Mr. Taiclet voluntarily agreed to forego his scheduled salary increase for 2002. We also agreed to grant Mr. Taiclet an option to purchase 500,000 shares of Class A common stock upon joining us and an option to purchase 175,000 shares of Class A common stock in the fourth quarter of each of 2002, 2003 and 2004. All such grants were at fair market value on the date of issuance, subject to incremental vesting over a four year period and otherwise made in accordance with the terms of our Stock Option Plan. Pursuant to the letter agreement, Mr. Taiclet’s options will fully vest if there is a change of control (as defined in the letter). The letter also provides that Mr. Taiclet will receive severance benefits equal to his then-current annual base salary and benefits package if (1) he is terminated other than for cause (as defined in the letter), (2) he leaves voluntarily after being asked to assume a position of lesser responsibility, or (3) he leaves due to a change of control.

PERFORMANCE GRAPH

The following graph compares the cumulative total stockholder return on our Class A common stock with the cumulative total return of the Russell Midcap Index (Broad Market index), and the group of companies selected as our peers in the wireless and broadcast communications site industry. The peer group presented in our proxy statement for our 2005 annual meeting of stockholders included Crown Castle International Corp., SBA Communications Corp. and SpectraSite, Inc. As a result of our merger with SpectraSite in August 2005, SpectraSite’s common stock ceased trading on the NYSE. Accordingly, the peer group no longer includes the stockholder returns of SpectraSite. The graph assumes that on December 29, 2000, $100 was invested in each of our Class A common stock, the Russell Midcap Index and the Peer Group.

The cumulative return shown in the graph assumes reinvestment of all dividends. The performance of our Class A common stock reflected below is not necessarily indicative of future performance.

	Cumulative Total Returns
	12/29/2000	12/31/2001	12/31/2002	12/31/2003	12/31/2004	12/30/2005
American Tower Corporation	$100.00	$25.00	$9.32	$28.57	$48.58	$71.55
Russell Midcap Index	100.00	94.38	79.10	110.79	133.19	150.04
Peer Group (1)	100.00	38.59	11.16	34.40	54.21	90.01

(1)	As discussed above, we completed our merger with SpectraSite in August 2005, at which time SpectraSite common stock ceased trading on the NYSE. Accordingly, the peer group includes stockholder returns for Crown Castle International Corp. and SBA Communications Corp.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected, and the Audit Committee and the Board of Directors recommend stockholder ratification of, the firm of Deloitte & Touche LLP as our independent registered public accounting firm for the current year. Deloitte & Touche LLP has served as our independent registered public accounting firm since our inception.

Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they so desire and will also be available to respond to appropriate questions from stockholders.

If the stockholders do not ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm, the Audit Committee will reconsider their selection.

The Audit Committee and the Board of Directors recommend that the stockholders vote FOR the ratification of the selection of Deloitte & Touche LLP to serve as our independent registered public accounting firm for the current fiscal year.

ADDITIONAL INFORMATION

Other Matters

The Board of Directors does not know of any other matters that may come before the Annual Meeting. However, if any other matters are properly presented at the meeting, it is the intention of the persons named in the accompanying proxy or their substitutes acting thereunder, to vote, or otherwise act, in accordance with their best judgment on those matters.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our Directors, executive officers and persons who own more than ten percent of a registered class of our equity securities to file reports of ownership on Form 3 and changes in ownership on Form 4 or 5 with the SEC. Such officers, Directors and ten-percent stockholders are also required by SEC rules to furnish us with copies of all Section 16(a) reports they file. We reviewed copies of the forms received by us or written representations from certain reporting persons that they were not required to file a Form 5. Based solely on that review, we believe that, during the fiscal year ended December 31, 2005, our officers, Directors and ten-percent stockholders complied with all Section 16(a) filing requirements applicable to them, except for a late Form 4 filing by J. Michael Gearon, Jr., as follows. A Form 4 filing made by Mr. Gearon on November 15, 2005, failed to report the sale of certain shares owned indirectly by Mr. Gearon. When the mistake was realized, an amended Form 4 was filed on December 5, 2005 to correct the original Form 4 filing to reflect these sales.

Proposals of Stockholders

Pursuant to Rule 14a-8 promulgated under the Exchange Act, in order to be included in the proxy statement and form of proxy relating to our 2007 Annual Meeting, we must receive any proposals of stockholders intended to be presented at the meeting no later than November 30, 2006. In addition, any proposals must comply with the other requirements of Rule 14a-8.

If you wish to present a proposal before the 2007 Annual Meeting, but do not wish to have the proposal considered for inclusion in the proxy statement and proxy card, you must also give written notice to us at American Tower Corporation, 116 Huntington Avenue, Boston, Massachusetts 02116, Attention: Secretary. If you fail to deliver that notice so that the Secretary receives it on or before February 13, 2007, then proxies designated by the Board of Directors will have discretionary authority to vote on any such proposal.

Householding of Annual Meeting Materials

The SEC has also adopted a “householding” rule which we have implemented for current and future stockholder communications. This rule permits us to deliver a single proxy or information statement to a household, even though two or more stockholders live under the same roof or a stockholder has shares registered in multiple accounts. This rule enables us to reduce the expense of printing and mailing associated with proxy statements and reduces the amount of duplicative information you may currently receive. If this rule applies to you and you wish to continue receiving separate proxy materials without participating in the householding rule, please check the designated box on the enclosed proxy card. If we do not hear from you within 60 days, we will assume that we have your consent to deliver one set of proxy materials under the rule. This consent will continue for as long as you remain a stockholder of the Company, unless you inform us in writing otherwise at the following address: American Tower Corporation, c/o ADP Householding Department, 51 Mercedes Way, Edgewood, New York 11717. If you revoke your consent, we will begin sending separate copies within 30 days of the receipt of your revocation.

Some banks, brokers and other nominee record holders may be participating in the practice of householding proxy statements and annual reports. We will promptly deliver a separate copy of either document to you if you write or call us at the following address or phone number: American Tower Corporation, 116 Huntington Avenue, Boston, Massachusetts 02116 (617-375-7500). If you wish to receive separate copies of the annual report and proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address and phone number.

Electronic Access to Proxy-Related Materials and Annual Report to Stockholders

We offer our stockholders the opportunity to view future proxy statements and our annual report to stockholders through the Internet instead of receiving paper copies by the mail. If you are a registered stockholder you can choose this option by following the instructions on your form of proxy. Your consent to view these documents electronically instead of receiving paper copies will last until you revoke such consent, which you may do at any time by contacting us at the address above. If you choose to view future statements and reports electronically, you will continue to receive a proxy card for voting purposes only and will be provided with an Internet website where you can access these materials. If you hold your shares of Class A common stock through an intermediary (such as a bank or broker), please refer to the information provided by the intermediary on how to choose to view our proxy statements and annual reports through the Internet.

Annual Report on Form 10-K

A copy of our Form 10-K for the fiscal year ended December 31, 2005, as filed with the SEC, excluding exhibits, will be furnished without charge to any stockholder upon written request. Please write or call us at the following address or phone number: American Tower Corporation, 116 Huntington Avenue, Boston, Massachusetts 02116 (617-375-7500).

By Order of the Board of Directors,

James D. Taiclet, Jr.
Chairman of the Board, President and
Chief Executive Officer

Boston, Massachusetts

March 29, 2006

VOTE BY INTERNET

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NOTE: If you submit your proxy by the Internet, there is no need for you to mail back this proxy card

AMERICAN TOWER CORPORATION
116 HUNTINGTON AVENUE
BOSTON, MASSACHUSETTS 02116

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints JAMES D. TAICLET, JR., BRADLEY E. SINGER and WILLIAM H. HESS, and each of them, as Proxies of the undersigned, each with the power to appoint his substitute, and hereby authorizes a majority of them, or any one if only one be present, to represent and to vote, as designated below and on the reverse hereof, all the Class A Common Stock, $.01 par value per share, of American Tower Corporation held of record by the undersigned or with respect to which the undersigned is entitled to vote or act at the 2006 Annual Meeting of Stockholders to be held on May 11, 2006 or any adjournments or postponements thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTIONS ARE MADE, THE PROXIES WILL VOTE FOR EACH OF THE MATTERS LISTED ON THE REVERSE SIDE OF THIS CARD AND, AT THEIR DISCRETION, ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING.

Address Changes/Comments:

(If noting any Address Changes/Comments above, please mark the corresponding box on the reverse side.)

PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY CARD

PROMPTLY USING THE ENCLOSED ENVELOPE.

(Continued and to be signed on reverse side.)

116 HUNTINGTON AVENUE 11TH FLOOR BOSTON, MASSACHUSETTS 02116

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by American Tower Corporation in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to American Tower Corporation, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

NOTE: If you submit your proxy by the Internet, there is no need for you to mail back this proxy card.

Special Note to Former Class B Holders: Use this proxy to vote your shares of Class A Common Stock even if you have not exchanged your Class B Common Stock certificate(s).

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

AMERICAN TOWER CORPORATION

Vote On Directors

1.	Election of seven (7) members to the Board of Directors of American Tower Corporation:
	Nominees: 01) Raymond P. Dolan 02) Carolyn F. Katz 03) Gustavo Lara Cantu	04) Fred R. Lummis 05) Pamela D. A. Reeve 06) James D. Taiclet, Jr. 07) Samme L. Thompson	For All ☐	Withhold All ☐	For All Except ☐	To withhold authority to vote for any individual nominee, mark “For All Except” and write the nominee’s name(s) on the line below.

Vote On Proposal		For	Against	Abstain

2.	Ratification of the selection of Deloitte & Touche LLP as independent registered public accounting firm for 2006.	☐	☐	☐

To transact such other business as may properly come before the annual meeting or any adjournments or postponements thereof.

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full company name by an authorized officer or if a partnership please sign in partnership name by an authorized person.

ADDRESS CHANGES/COMMENTS - If you have any address changes/comments, please check the following box and note on the reverse side.		☐
ELECTRONIC ACCESS - Please indicate if you wish to view future meeting materials electronically via the Internet instead of receiving a hard copy of the materials by mail.		Yes ☐	No ☐
HOUSEHOLDING ELECTION - Please indicate if you wish to receive certain future investor communications in a single package per household.		☐	☐

Signature (PLEASE SIGN WITHIN BOX)	Date			Signature (Joint Owners)	Date